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                                   EXHIBIT 11

                     METRIS COMPANIES INC. AND SUBSIDIARIES
                        COMPUTATION OF EARNINGS PER SHARE

In thousands, except per-share amounts                          Three Months Ended June 30,            Six Months Ended June 30,
                                                                  2003             2002                  2003             2002
BASIC:

Net loss                                                      $   (34,656)        $   (59,516)         $ (127,175)       $(24,424)
                                                              ===========         ===========          ==========        ========

Weighted average number of common shares outstanding               57,462              61,503              57,360          61,844
Assumed conversion of convertible preferred stock (1)                  --                  --                  --              --
                                                              -----------         -----------          ----------        --------
Basic common shares                                                57,462              61,503              57,360          61,844
                                                              ===========         ===========          ==========        ========

Net loss per share                                            $     (0.60)        $     (0.97)         $    (2.22)       $  (0.39)

DILUTED:

Net loss                                                      $   (34,656)        $   (59,516)         $ (127,175)       $ 24,424)
                                                              ===========         ===========          ==========        ========
Weighted average number of common shares outstanding               57,462              61,503              57,360          61,844
Assumed exercise of outstanding stock options                          --                  --                  --              --
Assumed conversion of convertible preferred stock (1)                  --                  --                  --              --
                                                              -----------         -----------          ----------        --------
Diluted common shares                                              57,462              61,503              57,360          61,844
                                                              ===========         ===========          ==========        ========
Net loss per share                                            $     (0.60)        $     (0.97)         $    (2.22)       $  (0.39)

(1) The earnings per share calculation for the three and six month periods ended June 30, 2003 and 2002 exclude the assumed conversion of the convertible preferred stock and the outstanding stock options, as they are anti-dilutive. If the conversion were not anti-dilutive, we would have assumed the conversion of 31.1 million and 31.0 million shares for the three and six month periods ended June 30, 2003, respectively and 33.8 million and 34.5 million shares for the three and six month periods ended June 30, 2002.